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                                                                    EXHIBIT 10.6

                                                            PJS: 12/02/94

THIS SHAREHOLDERS AGREEMENT, dated this _____ day of November, 1994, is by and between El Cacique de Calzon de Pobre S.A., a Costa Rican Sociedad Anonima ("El Cacique") having offices at APDO 20, 551002 P.V.D., San Jose, Costa Rica and Sonesta International Hotels Limited a Bahamian corporation ("Sonesta") having offices at 200 Clarendon Street, Boston, Massachusetts 02116.

                                    RECITALS

WHEREAS, EL CACIQUE and SONESTA desire to develop a deluxe beach hotel in Guanacaste, Costa Rica on land presently owned by El Cacique, which hotel will be comprised of land, hotel facilities, a rental pool of condominium units and other facilities appropriate to a deluxe resort (the "Hotel"); and

WHEREAS, EL CACIQUE has agreed to undertake the sale and construction of a minimum of eighty (80) 3-4-key, free-standing Villas (as "Villa" is defined in the Management Agreement), all of which keyed units, when constructed, will be included in a condominium rental pool and utilized in the Hotel operation; and

WHEREAS, EL CACIQUE and SONESTA are entering into this Agreement for the purpose of establishing as equal shareholders a corporation under the laws of The Bahamas (the "Corporation") to acquire land in Guanacaste, Costa Rica (the "Venture Site") through a wholly-owned Costa Rican subsidiary ("Resort Company") on which such Corporation will develop a reception area, offices, restaurants, a full service casino (to be owned and operated by a separate Costa Rican subsidiary ("Casino Company")), health facilities, a children's area, swimming pool(s), a beach club and other facilities appropriate to a deluxe resort, which land and facilities, together with the rental pool of villa condominium units, will constitute the Hotel;

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

As used herein, the following terms shall have the indicated  meanings:

     "Additional Loans" shall mean, with respect to each Venturer, all Cash Flow Loans and Capital Deficit Loans, if any, made by such Venturer to the capital of the Venture pursuant to Article IV hereof. Any loan made to the Venture as an Additional
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Loan, which subsequently becomes an Excess Loan, shall thereupon cease to be an
Additional Loan for all purposes. Additional Loans shall be repaid to the Venturers, with interest at the Interest Rate, out of available net profits of the Venture, at such times and in such amounts as the majority of the Board of Directors of the Corporation shall determine, but in no event later than the applicable Maturity Date.

     "Affiliate" of a Person shall mean (i) any Person that directly or indirectly controls or is controlled by or is under common control with such Person, (ii) any officer, director, employee or partner of such Person, (iii) any company or other person of which such Person is an officer, a director or a partner or acts in such capacity, and (iv) blood relatives within the third degree of consanguinity, and spouses of the foregoing, and trusts and estates of which such persons are beneficiaries.

     "Bankruptcy" shall be deemed to have occurred when (i) a Person has (a) commenced a voluntary case for relief as a debtor under Costa Rican, U.S., Canadian, Bahamian or other applicable bankruptcy law or filed a petition to take advantage of any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors; (b) made an assignment for the benefit of creditors; or (c) consented to, or acquiesced in, the appointment of a receiver, liquidator, trustee, custodian or other similar official of himself or itself or of the whole or any substantial part of his or its properties or assets, or (ii) if (a) a court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver, liquidator, trustee, custodian or other similar official of a Person, or of the whole or any substantial part of the property or asset of a Person and such order, judgment or decree shall remain unvacated, or not set aside, or unstayed, for 30 days, or (b) an involuntary case under said Costa Rican, U.S., Canadian, Bahamian or other applicable bankruptcy law shall be commenced against a Person or a petition shall be filed against a Person seeking similar relief under any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors and such case or petition shall remain undismissed for 30 days, or (c) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of a Person or of the whole or any substantial part of his or its property or assets and such custody remains unterminated or unstayed for 30 days.

     "Capital Loans" shall mean, with respect to each Venturer, all Additional Loans, and Default Loans made by such Venturer to the capital of the Venture pursuant to Article IV hereof.


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     "Capital Deficit" shall mean all funds required from time to time after the opening of the Hotel by the Venture in order to perform needed or desirable capital improvements, repairs or replacements in or to the Hotel and/or Casino, and/or to acquire furniture, fixtures and equipment required in connection with the operation thereof, or any required loan repayments, in any case in excess of funds available to the Venture out of required capital loans, borrowings, reserves and other sources for payment of the same, exclusive of such funds as may be required to complete the Hotel or Casino.

     "Capital Deficit Loans" shall have the meaning ascribed to such term in
Section 4.03 hereof.

     "Capital Deficit Loan Notice" shall have the meaning ascribed to such term in Section 4.03 hereof.

     "Capital Event" shall mean any of the following: (i) the sale or other disposition of all or part of the assets of the Venture, (ii) any loans made to or by the Venture, (iii) the refinancing of any indebtedness of the Venture,
(iv) the condemnation of all or any part of the real property or any other assets of the Venture, (v) any insurance recovery relating to the real property or any other assets of the Venture, or (vi) any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

     "Capital Proceeds" shall mean the net cash proceeds received by the Venture from any Capital Event remaining after payment of, or provision for, all Venture debts, excluding Venture Loans but including, without limitation, all third party obligations and reserves required or permitted to be paid upon, or incurred or established in connection with, receipt by the Venture of such proceeds and all expenses incurred by the Venture in connection with the Capital Event giving rise to such proceeds.

     "Cash Flow" for any period shall mean an amount equal to (i) the Venture's (including without limitation the Resort Company's and/or the Casino Company's) taxable income or loss (exclusive of income, gain or loss attributable to Capital Events), computed on an accrual basis for the fiscal year (or any lesser period for which a computation of Cash Flow may be required), plus the sum of (ii) depreciation and other noncash deductions (such as organizational expenses deducted but not paid for in a period) deducted in determining such taxable income or loss and the cash available from reduction in the amount of any reserves or escrows of the Venture, minus the sum of (iii) principal payments on all secured and unsecured indebtedness of the Venture other than Venture Loans, (iv) any net additions to the reserves of the


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Venture, (v) increases in Working Capital retained by the Operator, and (vi)
accruals and cash payments not deductible for tax purposes or otherwise in accordance with generally accepted accounting principles, consistently applied (except distributions to the Venturers under Sections 5.01 or 5.02), in the fiscal year to the extent, if any, the foregoing have not been deducted in determining the Venture's taxable income referred to herein. Cash Flow shall not include any Capital Proceeds.

     "Cash Flow Deficit" shall mean the negative Cash Flow of the Venture for any period.

     "Cash Flow Deficit Notice" shall have the meaning ascribed to such term in
Section 4.02 hereof.

     "Cash Flow Loans" shall have the meaning ascribed to such term in Section
4.02 hereof.

     "Casino" shall mean the full service casino, referenced as part of the Hotel Facilities, and operated in conjunction with the Hotel.

     "Casino Company" shall mean the Sociedad Anonima created under the laws of Costa Rica for the purpose of owning, developing and operating as a full service casino a portion of the real property and improvements to be created thereon, located on Punte El Cacique in Guanacaste, Costa Rica and more fully described on EXHIBITS A-1 AND A-2 annexed hereto and made a part hereof. The name of the Casino Company shall be: "RMS Casino S.A."

     "Casino Management Agreement" shall mean that certain agreement so titled and entered into contemporaneously herewith between the Casino Company and the Operator, a copy of which is attached hereto as EXHIBIT B.

     "Closing Date" shall have the meaning ascribed to such term in Section 9.03 hereof.

     "Default Loans" shall have the meaning ascribed to such term in Section
4.06 hereof.

     "Defaulting Venturer" shall have the meaning ascribed to such term in
Section 4.06 hereof.

     "Development and Construction Management Agreement" shall mean that certain agreement titled "Development and Construction Management Agreement" and entered into contemporaneously herewith between the Venture and El Cacique, a copy of which is attached hereto as EXHIBIT C.



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     "Development Services Agreement" shall mean that certain agreement titled
"Development and Pre-Opening Services Agreement" and entered into contemporaneously herewith between the Venture and Sonesta International Hotels Corporation, a copy of which is attached hereto as EXHIBIT D.

     "El Cacique" shall mean El Cacique de Calzon de Pobre S.A. or any assignee of all of El Cacique's interest in the Venture in El Cacique's place as a Venturer therein in accordance with the terms and conditions of this Agreement.

     "Electing Venturer" shall have the meaning ascribed to such term in Sections 9.01 or 10.01 hereof, as applicable.

     "Excess Loans" shall have the meaning ascribed to such a term in Section
4.06 hereof.

     "Extency Internacional" shall mean Extency Internacional S.A., an Affiliate of El Cacique, which owns Punte El Cacique, including without limitation the Site, and all development rights thereto, as of the date of this Agreement.

     "Furnishings and Equipment" shall have the meaning ascribed thereto in the Management Agreement.

     "Guarantors" shall mean Sonesta International Hotels Corporation, a New York corporation, as to certain obligations of Sonesta, and both Extency Internacional and certain individuals, as to certain obligations of El Cacique.

     "Hotel" shall have the meaning ascribed to such term in this Agreement and in the Management Agreement; in the event of any conflict between the meanings ascribed to such term in this Agreement and in the Management Agreement, the Management Agreement shall control.

     "Hotel Facilities" shall mean and include those Hotel facilities which are to be developed and owned by the Venture, including without limitation, the facilities referred to in the third paragraph of the "RECITALS".

     "Interest Rate" shall mean the sum of one percentage point per annum (i.e. 1%) in excess of the Prime Rate (i.e., if the Prime Rate is ten (10%) percent per annum, the Interest Rate will be eleven (11%) percent per annum). The Interest Rate shall change as and when there is a change in the Prime Rate.

     "Management Agreement" shall mean that certain agreement so titled and entered into contemporaneously herewith between the


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Resort Company and the Operator, a copy of which is attached hereto as EXHIBIT
E. Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Management Agreement.

     "Mandatory Cash Flow Loan Amount" shall mean (a) as to El Cacique, the sum of One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00) of Additional Loans and amounts advanced by El Cacique under Section 3.05, and (b) as to Sonesta, the sum of One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00) of Additional Loans and including without limitation any amounts advanced by Sonesta (or its Affiliate) under Section 3.4(g) of the Management Agreement; such amounts shall be deemed to include, without limitation, any Excess Loans.


     "Maturity Date" shall mean, as to any Additional Loan, Default Loan, or other loan referred to in this Agreement, the tenth (10th) anniversary of the making of the loan, by which date the outstanding principal balance and any accrued and unpaid interest shall be due and payable in full.

     "Net Proceeds" shall mean the gross proceeds of sale or refinancing less the sum of all costs or expenses incurred in connection with the realization of such proceeds, including by way of example and not limitation, brokerage commissions, "points" or other financing or commitment fees, transfer, mortgage or sales or other recording taxes or other charges, reasonable attorneys' fees and expenses, survey and title insurance costs, and appraisal fees (in the case of a loan transaction).

     "Nondefaulting Venturer" shall have the meaning ascribed to such term in
Section 4.06 hereof.

     "Notice of First Refusal (Hotel)" shall have the meaning ascribed to such term in Section 10.01 hereof.

     "Notice of First Refusal (Venture Interest)" shall have the meaning ascribed to such a term in Section 9.01 hereof.

     "Offer" shall have the meaning ascribed to such term in Section 10.01 hereof.

     "Offeror" shall have the meaning ascribed to such term in Section 10.01 hereof.

     "Operator" shall mean the "Operator" under the Management Agreement, which shall be an Affiliate of Sonesta International.


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     "Original Contributions" shall have the meaning ascribed to such term in
Section 4.01.

     "Other Venturer" shall have the meaning ascribed to such term in Sections
9.01 or 10.01 hereof, as applicable.

     "Percentage Interest" shall initially mean fifty (50%) percent as to each of El Cacique and Sonesta, based on their share ownership in the Corporation.

     "Person" shall mean a natural person, a corporation, a business trust, an association, a company, a joint venture, a partnership or any other type of entity.

     "Plans" and "Supplemental Plans" shall have the meaning ascribed to such terms in the Management Agreement.

     "Pre-Opening Expenses" shall have the meaning ascribed to such term in the Management Agreement.

     "Prime Rate" shall mean the base or reference lending rate announced as such by Chase Manhattan Bank N.A. or, if no rate is announced as such, the rate imposed by said lender for 90-day commercial loans made to its most creditworthy borrowers at said bank's principal office in New York City. In the event said bank ceases to announce such prime rate or other similar rate to be used pursuant to this Agreement, the Venturers shall together choose a successor rate and/or announcing institution in the United States which shall be reasonably comparable to the Prime Rate and/or said bank, as the case may be.

     "Purchase Price" shall mean the amount which a Venturer selling its interest in the Venture to the purchasing Venturer under Articles IX or X hereof would have received had the Venture sold all its assets, subject to all such third party liabilities but free and clear of Venture Loans, for cash to a third party for the Venture's Asset Value and the net cash proceeds thereof were distributed in liquidation of the Venture pursuant to Section 5.03 hereof.

     "Rental Pool" shall mean the pool of Villa units into which all Villa owners shall be required to submit their Villa units so that such units shall be available for use in the Hotel operation; Villa unit owners will retain the right to use their unit(s) for personal use on the basis described in Section
1.19 of the Management Agreement. Notwithstanding the foregoing, the parties agree that after the tenth (10th) anniversary of the Commencement Date (as defined in the Management Agreement) Villas may be excluded from the Rental Pool on 180 days prior notice to


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the Operator, provided there will remain not less than 250 keyed Villa rooms in the Rental Pool at all times thereafter.

     "Reply Notice" shall have the meaning ascribed to such term in Section 9.02 hereof.

     "Resort Company" shall mean the Sociedad Anonima created under the laws of Costa Rica for the purpose of owning, developing and operating a luxury resort consisting of the real property and improvements (other than the Casino) to be created thereon, located on Punte El Cacique in Guanacaste, Costa Rica and more fully described on EXHIBITS A-1 AND A-2 annexed hereto and made a part hereof. The name of the Resort Company shall be: "Costa Rica Resort Associates S.A."

     "Shortfall Loans" shall have the meaning ascribed to such term in Section
4.06 hereof.

     "Site" shall mean the land presently owned by El Cacique's Affiliate in Punte El Cacique, Guanacaste, Costa Rica, that will be divided into the Venture Site and the Villa Site(s) (as those terms are defined below).

     "Sonesta" shall mean Sonesta International Hotels Limited or any assignee of all of Sonesta's interest in the Venture in Sonesta's place as a Venturer herein in accordance with the terms and conditions of this Agreement.

     "Sonesta Group" shall mean Sonesta International and any Affiliate of Sonesta International.

     "Sonesta International" shall mean Sonesta International Hotels Corporation, a New York corporation.

     "Venture" shall mean the joint enterprise of El Cacique and Sonesta to develop, own and operate a first-class resort in Guanacaste, Costa Rica, pursuant to the terms of this Agreement. The Venture shall be implemented through and represented by the Resort Company, a Costa Rican entity which shall own the Hotel, the Casino Company, a Costa Rican entity which shall own the Casino, and the Corporation, a Bahamian entity which shall own the issued and outstanding stock of the Resort Company and the Casino Company. References to "the Venture" shall, unless the context requires otherwise, include jointly and severally the Corporation, the Resort Company and the Casino Company.

     "Venture Interest" shall mean the shares of capital stock of the Corporation and all rights and obligations under this Agreement and any other agreements related to the Venture.


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     "Venture Loans" shall mean any loans made to the Venture by the Venturer in accordance with the terms and conditions of this Agreement or as otherwise agreed by the Venturers.

     "Venturer Offer" shall have the meaning set forth in Section 11.01.

     "Venture's Asset Value" shall mean the amount by which the fair market value of all of the assets of the Venture, free and clear of liens, exceeds all outstanding third party liabilities of the Venture other than Venture Loans.

     "Venturers" shall mean Sonesta, El Cacique and any other Persons hereafter admitted to the Venture as a shareholder in the Corporation. "Venturer" shall mean any one of the Venturers.

     "Venture Site" shall mean the parcel of land designated as "Parcel B" on the plan attached hereto as EXHIBIT A-1 and further described on EXHIBIT A-2.

     "Villa Site(s)" shall mean the parcels of land designated as "Parcel A" and "Parcel C" on the plan attached hereto as EXHIBIT A-1 and further described on EXHIBIT A-2.

     "Working Capital" shall have the meaning ascribed to such term in the Management Agreement.

                                   ARTICLE II

                            FORMATION OF THE VENTURE

          Section 2.01. FORMATION OF THE VENTURE. (a) The Venturers hereby agree to form the Corporation, which shall constitute a corporation under the laws of The Bahamas (the "Corporation"), and the Resort Company and Casino Company, both of which shall constitute Sociedad Anonimas under the laws of Costa Rica. Except as otherwise hereinafter expressly provided, the respective rights and obligations of the Venturers, and the administration and dissolution of the Venture, shall be governed by the laws of The Bahamas, as to the Corporation, and by the laws of Costa Rica, as to the Resort Company and Casino Company. The parties to this Agreement shall be equal shareholders in the Corporation and shall not be joint venturers or partners for any purposes whatsoever, and shall not have any relationship with each other in respect to any unincorporated entity by reason of this Agreement or any other agreement.

          (b) Promptly following the date of execution of this Agreement, the Venturers shall execute and acknowledge, and El Cacique shall cause to be filed, any assumed or fictitious name


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certificates required by law to be executed, acknowledged and/or filed in connection with the formation and operation of the Venture, including without limitation the Corporation, the Resort Company and the Casino Company, and El Cacique shall otherwise take all action required to establish the Corporation, the Resort Company and the Casino Company as validly existing legal entities, properly authorized and empowered to undertake and pursue the purposes set forth herein, all subject to the approval of Sonesta. The Corporation shall have two classes of voting stock entitled Class A and Class B, with each class having all the same rights, powers, preferences and privileges in every respect except that such class shall have the sole right by a majority of the shares of such class to elect and remove one half of the even number of directors of the Corporation. Except in the matter of election and removal of directors, all action by the shareholders of the Corporation shall be by a majority of the total shares of both classes (or by such larger percentage as may be required by law to effect action) of all shares voting as a single class. The transfer of all shares shall be restricted in a manner which shall reflect the provisions contained in this Agreement.

          (c) The parties acknowledge that the use of a Bahamian corporation may not be sufficient, by itself, to achieve and establish the enforceability of the rights and obligations enumerated in Articles IV and V and elsewhere in this Agreement regarding the Corporation. Therefore, the parties agree to vote to elect and remove Directors and officers so as to cause the Venture to operate in conformity with this Agreement and to cooperate in identifying and utilizing other mechanisms to achieve and establish the enforceability of such rights and obligations, which mechanisms may include -- by way of example only and not by limitation -- voting trusts, nominees, and/or a partnership.

          Section 2.02. PURPOSES OF THE CORPORATION. The purpose of the Corporation shall be to own the Resort Company and the Casino Company and, by doing so, be the legal vehicle through which the Venturers shall own, develop and operate as a luxury resort the real property and improvements to be created thereon located in Guanacaste, Costa Rica and more fully described on EXHIBITS A-1 AND A-2. Certain of the actions contemplated by the parties to achieve these purposes are set forth in Article III below.

          Section 2.03. NAME. The Corporation shall conduct its business under the name and style "C.R. Resort Associates Limited" or under such other name or names as the Venturers shall unanimously determine from time to time.


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          Section 2.04.  PLACE OF BUSINESS.  The principal office for the transaction of the business of the Venture shall be El Cacique's San Jose, Costa Rica offices or such other place or places, if any, as may be designated by the decision of the Venturers owning a majority in interest of Percentage Interests from time to time.

          Section 2.05. TERM OF THE VENTURE. The Venture shall commence to exist on the date of organization of the Corporation and shall continue to exist indefinitely.

          Section 2.06. TITLE TO VENTURE PROPERTY. Title to all property owned by the Venture shall be held in the name of the Corporation, the Resort Company and/or the Casino Company, or any other legal entity as the Venturers shall together decide (or as to any such entities by such nominee as shall be unanimously selected by the Venturers), and none of the Venturers shall (or shall be deemed to), by virtue of being a Venturer, own in its individual capacity any interest in any property held by the Venture.

                                   ARTICLE III

                            VENTURER RESPONSIBILITIES

          Section 3.01. ACTION STEPS REQUIRED. The parties contemplate and agree that the following actions--which are set forth by way of example only, and not by way of limitation--are required in order to achieve the Venture purposes set forth in Section 2.02:

          (a) Executing and delivering the various Agreements attached hereto as EXHIBITS B-G.

          (b) Establishing the Corporation, the Resort Company and the Casino Company pursuant to Section 2.01(b).

          (c) Surveying and subdividing the Venture Site from the Villa Site(s) and creating the plan and legal descriptions to be attached hereto as EXHIBIT A-1 and EXHIBIT A-2.

          (d) Effecting the conveyance of the Venture Site to the Venture pursuant to the "Agreement of Purchase and Sale" attached hereto as EXHIBIT F.

          (e) Establishing a condominium association or associations pursuant to the Master Deeds and By-Laws attached hereto as EXHIBIT 3.01(e) for the purpose of owning the Villa Site(s) and governing the ownership and use of the Villas, which Master Deeds and By-Laws shall include, without limitation, the



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relevant provisions of Sections 1.19, 1.19A and 6.7 of the Management Agreement.

          (f) Marketing for sale and selling Villa units as part of the condominium association referenced in subsection (e) above.

          (g) Requiring all Villa purchasers to enter into the "Villa Rental Pool Agreement" attached hereto as EXHIBIT 3.01(g), and otherwise submitting all Villas not sold to third parties to the Rental Pool so that all Villas on the Villa Site(s) will be included in the Rental Pool (except as is specifically provided otherwise in the definition of "Rental Pool").

          (h) Developing and constructing the Villas and Hotel Facilities in accordance with the Plans and Supplemental Plans.

          (i) Arranging financing for the construction of the Hotel Facilities, and permanent financing therefor, the amount and terms of which shall, in each case, be subject to El Cacique's and Sonesta's prior written approval.

          (j) Obtaining all permits, approvals and authorizations required by government and local authorities in connection with the construction of the Hotel Facilities.

          (k) Supervising and managing the development and construction of the Hotel Facilities pursuant to the "Development and Construction Management Agreement", attached hereto as EXHIBIT C.

          (l) Coordinating the timing of the construction of the Villas and the Hotel Facilities, pursuant to the "Development and Construction Management Agreement", so that at least 39 Villas will be fully constructed and available for occupancy at the time the Hotel Facilities are completed and available for use.

          (m) Arranging for the execution and delivery by Extency Internacional of that certain "Agreement" attached hereto as EXHIBIT G.

          (n) Marketing the Hotel in anticipation of the Hotel's "Commencement Date", pursuant to the "Development Services Agreement".

          (o) Hiring and training Hotel staff in anticipation of the Hotel's "Commencement Date", pursuant to the "Development Services Agreement".


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          (p)  Operating the Hotel pursuant to the "Management Agreement".

          Section 3.02. PRIMARY VENTURER RESPONSIBILITY. (A) El Cacique shall be responsible for the performance of the actions enumerated in subsections (b)-
(k) of Section 3.01 above. Sonesta (or Sonesta International under the "Development Services Agreement") shall be responsible for the performance of the actions enumerated in subsections (n)-(p) of Section 3.01 above.

          Section 3.03. VENTURER COOPERATION. Notwithstanding the provisions of Section 3.02 above, the Venturers shall provide reasonable cooperation to each other in the performance of their respective obligations hereunder.

          Section 3.04. PERMIT COST ALLOCATION. The parties acknowledge that the permits, approvals and authorizations referenced in subsection 3.01(j) will benefit the Villas as well as the Venture. Therefore, the cost(s) of obtaining all such permits, approvals and authorizations shall be allocated as follows:
50% to the Villas and 50% to the Venture, unless the Venturers agree otherwise.


          Section 3.05.  INDEMNIFICATION.  With respect to its obligations under
Section 3.01(l), El Cacique hereby indemnifies Sonesta from and against all carrying costs and expenses, including without limitation mortgage principal and interest charges, incurred with respect to the Hotel Facilities and arising during the period between the time the Hotel Facilities are completed and the "Commencement Date" occurs under the Management Agreement.

                                   ARTICLE IV

                             CONTRIBUTIONS AND LOANS

          Section 4.01. ORIGINAL CONTRIBUTIONS. El Cacique and Sonesta have today made cash contributions to the capital of the Venture in the amount of $1,000 each. In addition, El Cacique and Sonesta shall each provide (i) the sum of $450,000, in the manner and at such time as they shall mutually agree, in order to complete the purchase of land contemplated in the Agreement of Purchase and Sale (EXHIBIT F), and (ii) such other amounts, for pre-construction costs and expenses, or otherwise, as they shall mutually agree; provided, however, that prior to advancing the amounts described in (i) and (ii) above, Sonesta shall have received and perfected a first mortgage on the Site, which mortgage shall secure all "Original Contributions" made by Sonesta, and which mortgage shall be forever discharged when construction and/or permanent financing for the Hotel Facilities in amounts and on terms satisfactory to Sonesta is arranged and perfected. All funds advanced under this Section by El Cacique and Sonesta shall be deemed "Original Contributions". The expenses incurred in preparing, filing and otherwise perfecting the above-referenced mortgage shall be borne by the Venture.

          Section 4.02.  CASH FLOW LOANS.  Subject to the provisions of Section
6.07 (b), and so long as the Venture shall be the owner of the Resort Company and/or the Casino Company, in the event any Cash Flow Deficit shall exist and either Venturer shall determine that it is in the best interests of the Venture to make loans to the Venture to meet all or any part of such Cash Flow Deficit, such Venturer may give written notice of the amount needed to fund such Cash Flow Deficit to the other Venturer (the "Cash Flow Deficit Notice"). Within thirty (30) days after any Cash Flow Deficit Notice is given (or such shorter time as may be provided for the "Owner" under the Management Agreement to make the loan required thereunder), each Venturer shall make a cash loan to the Venture ("Cash Flow Loans") in an amount equal to their respective Percentage Interest of the amount stated in the Cash Flow Deficit Notice. Cash Flow Loans shall bear interest at the Interest Rate from their advancement to the Venture until repaid as herein provided.

Notwithstanding the foregoing, neither Venturer shall be deemed to be in default of its obligations under this Section, nor shall any arbitration or other legal proceeding to enforce the compliance of either Venturer be commenced, unless and until the Venturer that receives a Cash Flow Deficit Notice has had an opportunity to discuss the Cash Flow Deficit with the other Venturer; provided, however, that the Venturer that receives a Cash Flow Deficit Notice shall, if it desires to discuss the Cash Flow Deficit with the other Venturer, attempt in good faith to schedule such a discussion with said other Venturer promptly following its receipt of the Cash Flow Deficit Notice.

          Section 4.03. CAPITAL DEFICIT LOANS. In the event any Capital Deficit shall exist and either Venturer shall determine that it is in the best interests of the Venture to make an additional loan to the Venture to meet all or any part of such Capital Deficit, such Venturer may give written notice of the amount needed to fund such Capital Deficit to the other Venturer (the "Capital Deficit Notice"). Within (30) days after any Capital Deficit Loan Notice is given, each Venturer shall make cash loans to the Venture ("Capital Deficit Loans") in an amount equal to their respective Percentage Interests of the amount stated in the Capital Deficit Loan Notice. Capital Deficit Loans shall bear interest at the Interest Rate from their advancement to the Venture until repaid as herein provided.

Notwithstanding the foregoing, neither Venturer shall be deemed to be in default of its obligations under this Section, nor shall any arbitration or other legal proceeding to enforce the compliance of either Venturer be commenced, unless and until the Venturer that receives a Capital Deficit Notice has had an opportunity to discuss the Capital Deficit with the other Venturer; provided, however, that the Venturer that receives a Capital Deficit Notice shall, if it desires to discuss the Capital Deficit with the other Venturer, attempt in good faith to schedule such a discussion with said other Venturer promptly following its receipt of the Capital Deficit Notice.

          Section 4.04.  Intentionally omitted.

          Section 4.05. INTEREST AND RIGHT TO PROPERTY. Except as provided in this Article IV, no Venturer shall be required or obligated to make any contributions or loans to the Venture. Except as specifically set forth in this Agreement, no interest shall accrue or be paid on any Capital Loans or Venture Loans made by a Venturer to the Venture, and no Venturer shall have the right to demand or receive property, other than cash, in return for its Capital Loans or in payment of any loan made to the Venture hereunder. Except as expressly provided in this Agreement, no time has been agreed for the return of any Venturer's Capital Loans. No Venturer shall have the right to demand or receive the return of its Capital Loans or the repayment of any loan made by it except as provided herein.

          Section 4.06. DEFAULT LOANS. (a) If any Venturer (the "Defaulting Venturer") shall fail to make any Additional Loan which it is required to make to the Venture within the time period required, then the nondefaulting Venturer (the "Nondefaulting Venturer"), provided it has made the Additional Loan which it is required to make within such same time period (an "Excess Loan"), shall have the right to elect either of the following two remedies:

          (i) To give notice to the Defaulting Venturer waiving the obligation of the Venturers to make such Additional Loans to the Venture, in which event such obligations shall be rescinded and the Excess Loan made by the Nondefaulting Venturer to the Venture shall promptly be returned to the Nondefaulting Venturer; or

          (ii) To make a loan (a "Shortfall Loan") to the Venture on behalf of the Defaulting Venturer in an amount equal to the Capital Loan which the Defaulting Venturer failed to make. Shortfall Loans and Excess Loans are sometimes hereinafter referred to collectively as "Default Loans". All Excess Loans shall be deemed to be, and shall be treated for all purposes as, Default Loans and not as Additional Loans.

     (b) Shortfall Loans shall either be deemed loans to the Defaulting Venturer by the Nondefaulting Venturer, or loans to the Venture by the Nondefaulting Venturer, as the Nondefaulting Venturer may elect. Default Loans shall earn interest at the lower of (x) the maximum rate permitted by law to be charged on such a loan and (y) four (4) percentage points per annum in excess of the Prime Rate, and the Shortfall Loan portion thereof shall be repayable by the Defaulting Venturer on demand. Any such interest shall compound quarterly.

     (c) So long as a Default Loan (and interest thereon) remains unrepaid, (i) the Nondefaulting Venturer may, upon thirty (30) days' prior notice to the Defaulting Venturer, solicit bona fide non-Affiliated third party purchasers of the Hotel and/or Casino on an arms' length basis and thereafter (a) sell the Hotel and/or Casino, or (b) the stock of the Resort Company and/or Casino Company, to such a purchaser for any combination of cash and/or notes, and (ii) the Defaulting Venturers rights to make a Venture Offer under Section 11.01 shall be suspended.

     (d) Each Venturer hereby grants to the other a security interest in its Venture Interest to secure the prompt repayment of any Shortfall Loan and the performance of the Venturers' respective obligations under Sections 4.02 and
4.03 hereof. Each Venturer shall execute such financing statements and/or pledge agreements as may be necessary to permit the other to perfect such security interests under applicable law.

                                    ARTICLE V

                                  DISTRIBUTIONS

          Section 5.01. DISTRIBUTIONS OF CASH FLOW. (a) Cash Flow in respect of each fiscal year of the Venture shall be distributed annually, with respect to the first three (3) Calendar Years and quarterly thereafter, to the Venturers in accordance with the order of priority set forth in Section 5.01(b), subject to such reserves as the Venturers shall deem appropriate for projected operating requirements of the Venture as set forth in the then "Annual Plan" under the Management Agreement. If at the end of any quarter in any fiscal year (after the first three Calendar Years) it shall be determined that the aggregate distributions to any Venturer in prior quarters shall exceed that Venturer's share for the year through the end of such quarter, such Venturer shall promptly return such excess.

     (b)  The priority for Cash Flow distributions shall be as follows:

               (i)  First, to interest on and principal of any Default Loans.

              (ii)  Second, to interest on and principal of any Additional
Loans.

             (iii) Third, the balance, if any, to the Venturers pro rata in proportion to their respective Percentage Interests as dividends.

     (c) To the extent a Non-Defaulting Venturer is owed a Shortfall Loan from a Defaulting Venturer, the Defaulting Venturer's share of any Cash Flow under
Section 5.01(b) shall be paid to the Non-Defaulting Venturer on account of such Shortfall Loan and interest thereon.

     (d) Any payment under this Agreement on account of "interest and principal" due a Venturer hereunder, or words of like import, shall be applied first to interest and then to principal.

     (e) Wherever distributions are to be made under this Agreement on account of an item defined hereunder, and more than one Venturer is entitled thereto, and such items are at the same level of priority, distribution shall be made pro rata in proportion to the aggregate amount of such item held by each such Venturer. The provisions of Section 5.01(d) shall be applied prior to the application of this Section 5.01(e).

          Section 5.02. DISTRIBUTIONS OF CAPITAL PROCEEDS. (a) Except as provided in Sections 5.03 and 5.04 below, Capital Proceeds shall be distributed to the Venturers as and when received in the following order of priority:

               (i)  First, to interest on and principal of any Default Loans.

              (ii)  Second, to interest on and principal of any Additional
Loans.

             (iii) Third, the balance, if any, to the Venturers pro rata in proportion to their respective Percentage Interests as dividends.

     (b) To the extent a Non-Defaulting Venturer is owed a Shortfall Loan from a Defaulting Venturer, the Defaulting Venturer's share of any Capital Proceeds under Section 5.02(a) shall be paid to the Non-Defaulting Venturer on account of such Shortfall Loan and interest thereon.

          Section 5.03. DISTRIBUTIONS ON LIQUIDATION. (a) When the Venture sells or disposes of the Venture's assets in liquidation of the Venture, the Venture shall distribute the cash proceeds therefrom and all other assets of the Venture in the following order of priority:

          (i) To the payment of all debts and liabilities of the Venture (other than Venture Loans);

          (ii) To the setting aside of any reserves deemed necessary by the Venturers for any contingent liabilities or obligations of the Venture;

          (iii) To the payment of items in the amounts and in the order of priority set forth in Subsections 5.02(a)(i) and (ii) for payment of the same; and

          (iv) To the Venturers in proportion to their respective Venture Interests.

          (b) Upon the Venture's complying with the foregoing distribution plan, the Venture shall cease to be such and the Venturers shall execute, acknowledge and cause to be filed all necessary and/or appropriate documents evidencing its dissolution and winding up.

                                   ARTICLE VI

                           AUTHORITY OF THE VENTURERS

          Section 6.01. MANAGEMENT AND POWERS OF THE VENTURERS. Except as expressly set forth in Sections 6.07 and 6.08 hereof, the Articles of Incorporation and/or By-laws of the Corporation referenced in Section 2.01 shall provide that the Board of Directors shall jointly exercise full control over all activities of the Venture; shall together have full power and authority to do all things which they may deem desirable in the conduct of the business of the Venture, and, subject to any limitation in or contrary provisions of this Agreement, shall jointly have full power and authority to act on behalf of the Venture in all matters respecting the Venture, its business and its assets.
Each of the Venturers shall devote such time thereto as it may from time to time deem necessary to conduct the Venture business and affairs in the best interest of the Venture. For purposes of Sections 6.01 and 6.02, the exercise of any authority by the Board of Directors shall be deemed to mean and require the consent of at least one Class A Director and at least one Class B Director.

          Section 6.02. SPECIFIC POWERS. Without in any way limiting or impairing the generality of Section 6.01 above, but subject to the provisions of Sections 6.04, 6.07 and 6.08 hereof, the Articles of Incorporation and/or By-laws shall provide that the Venturers, acting through the Board of Directors, shall jointly exercise the following rights, all of which shall be exercisable only as both Venturers may from time to time agree:

               (i) To enter into the Management Agreement and all other agreements pertaining to the Venture, and all amendments thereto;

               (ii) To borrow money and, if security is required therefor, to mortgage or subject to any other security device any or all of the assets of the Venture and the income therefrom to secure or provide for repayment thereof; to obtain replacements of any mortgage or other security device; and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any obligations or mortgages, in such amounts as the Venturers shall deem to be in the best interests of the Venture;

               (iii) To sell, transfer, assign, convey, lease, exchange, or otherwise dispose of any or all of the assets of the Venture upon such terms and conditions as the Venturers shall deem advisable, including a deferred payment sale or an exchange for other assets of any kind;

               (iv) To place record title to, or the right to use, Venture assets in the name of the Venture, the name or names of either or both of the Venturers or the name or names of a nominee or nominees for any purpose convenient or beneficial to the Venture;

               (v) To acquire and enter into any contract of insurance which the Venturers shall deem necessary and proper for the protection of the Venture, for the conservation of its assets, or for any purpose convenient or beneficial to the Venture;

               (vi) To execute and deliver on behalf of the Venture such documents or instruments as the Venturers shall deem appropriate in the conduct of the Venture business;

               (vii) To employ brokers, consultants, attorneys, accountants and other agents and other persons or entities deemed appropriate to the conduct of the Venture business, including, without limitation, the Venturers and any affiliates of either of them;

               (viii) To establish, invest and maintain reserves for the benefit of the Venture, in such accounts as the Venturers shall determine, and to expend such reserves in such amounts and for such purposes as the Venturers shall determine; and


               (ix)  To exercise all other powers of the Corporation.

          Section 6.03. VENTURE ACTIONS. Except as specifically provided to the contrary in this Agreement, the Articles of Incorporation and/or By-laws of the Corporation shall provide that all decisions regarding Venture matters, including, without limitation, all the matters set forth in Section 6.02 above, shall be made, all actions taken by the Venture shall be undertaken and all other actions or decisions required to be taken or made by the Venture under any other provision of this Agreement shall be taken or made, as the case may be, by the Board of Directors. In no event, however, is this Section 6.03 intended to limit or affect the obligations of the Venturers to undertake any action in respect of the Venture mandated by this Agreement, whether or not either Venturer shall then object thereto, and in the event such Venturer shall refuse to perform such obligation, the other Venturers shall have the right to undertake such mandated action as if it were the sole Venturer of the Venture.

          Section 6.04.  WHILE DEFAULTS OUTSTANDING.

     (a) In the event that either Venturer is in default of any of its obligations under this Agreement, including without limitation Sections 4.02 and 4.03, and for so long as any such default continues, such defaulting Venturer shall be deemed to have forfeited its rights

     (i)    to set reserves under Section 5.01;
     (ii) to participate in decisions or actions regarding the Venture, as described in Sections 6.01 and 6.02;
     (iii)  to exercise any of its powers or authority under 6.07(a), (c) and
            (d);
     (iv) to acquire the other Venturer's Venture interests under Articles IX, X and XI.

     (b) While any default referenced in (a) remains outstanding, the other (non-defaulting) Venturer shall be deemed to have an irrevocable power of attorney coupled with an interest to vote all of the shares of the Corporation held by the defaulting Venturer in order to give effect to the provisions of (a) above; provided, however, that such rights by the non-defaulting Venturer shall be exercised only in a manner consistent with this Agreement.

     (c) For purposes of this Section 6.04, defaults arising from the failure of a Venturer to meet a time deadline shall be deemed cured if the Venturer performs its obligation with reasonable promptness after receiving written notice from the other Venturer.

          Section 6.05. RIGHT TO COMPETE. Each Venturer, its affiliates and its successors and assigns may, at any time during the term of the Venture, engage or be involved in, hold positions in and/or possess interests in other business ventures, including, without limitation, real estate ventures and hotels, and neither the Venture nor the other Venturer shall, by virtue of this Agreement, have any rights in or to such other business ventures or the income or profits derived therefrom; provided, however, that each Venturer hereby acknowledges to the other Venturer its fiduciary duty to at all times act in utmost good faith towards the Venture and such other Venturer while engaged in all such other business ventures. Notwithstanding the foregoing, El Cacique will obtain for the benefit of the Venture the agreement(s) of its Affiliates as follows:

          (i) that to the extent any said Affiliate of El Cacique controls the supply of water, electricity and/or other utilities to the Venture Site and the Villa Site(s), said water, electricity and other utilities shall be provided to the Hotel on no less favorable basis than to any other hotel, resort, time-share or condominium development in Punte El Cacique; and
          (ii) that the Affiliate(s) of El Cacique who owns and/or controls (or shall own and/or control) the golf course(s) and tennis courts and other recreational facilities to be developed in Punte El Cacique shall make tee times and court times, and other use times available to Hotel guests on no less favorable basis (in terms of number of tee, court or use times and fees) than to any other hotel, resort, time-share or condominium in Punte El Cacique; and
          (iii) that the Affiliate(s) of El Cacique which develops roads and other infrastructure to service the resort and residential communities created or to be created on Punte El Cacique, and the transportation along such roads, shall in no way discriminate against the Hotel in the design and maintenance of such infrastructure or in the availability or flow of ground transportation thereon.

Copies of said agreement(s) shall be delivered to Sonesta upon the execution of this Agreement.

          Section 6.06. ACCOUNTING DECISIONS. All decisions as to accounting and tax matters shall be made by the Board of Directors of the Corporation. Ernst & Young shall be the Venture's accounting firm until otherwise agreed by the Venturers.

          Section 6.07. SPECIAL POWERS. (a) So long as a member of the Sonesta Group shall be a Venturer, El Cacique shall have the exclusive power to act on behalf of the Venture, as "Owner", under the Management Agreement and, in connection therewith, to execute and deliver to the Operator such consents, approvals or directions as may be the right or responsibility of "Owner" thereunder. In any arbitration between the Venture and the Operator, El Cacique agrees that the Operator may ask the arbitrator to consider the interest of a member of the Sonesta Group, as and to the extent such member continues to have an interest in this Venture.

     (b) If, as and when the aggregate outstanding Additional Loans of a Venturer are, or with the effect of complying with a Cash Flow or Capital Deficit Notice would be, equal to or greater than their respective Mandatory Cash Flow Loan Amount, either Venturer may notify the other that it will no longer make Cash Flow Loans whereupon (i) neither Venturer shall have the obligation to make Cash Flow Loans in excess of their respective Mandatory Cash Flow Loan Amount and (ii) either Venturer may compel the Venture to sell the Hotel and/or Casino, outright or by sale of stock in the Resort Company and/or Casino Company, subject to a right of first refusal in the other, on the conditions set forth in Article X hereof. If either Venturer intends to solicit offers for the sale of the Hotel pursuant to this Section, it shall so notify the other.

     (c) Subject to the Development Services Agreement, El Cacique shall have responsibility and authority to act on behalf of the Venture in all matters relating to the Owner's rights and obligations under the Development Services Agreement.

     (d) Subject to the Development and Construction Management Agreement, Sonesta shall have responsibility and authority to act on behalf of the Venture in all matters relating to the Owner's rights and obligations under the Development and Construction Management Agreement.


     (e) Subject to the "Agreement" attached hereto as EXHIBIT G, Sonesta shall have responsibility and authority to act on behalf of the Venture in all matters relating to the Venture's rights and obligations under said "Agreement".

     (f) Until such time as all of the Villas have been sold, Sonesta shall have the right to purchase unsold Villas, up to a total of fifteen (15) Villas (45 to 60 keys), from the El Cacique or its Affiliate that is developing and selling the Villas. El Cacique shall sell or arrange with its said Affiliate to sell such Villa(s) to Sonesta for a price that does not exceed the sum of such Affiliate's actual costs of developing the Villas, including "hard" and "soft" costs allocated on a reasonable basis, plus a reasonable developer's profit. El Cacique shall have the right to participate equally with Sonesta in the purchase of one or more such Villas, and, as to any Villas purchased by El Cacique and Sonesta, El Cacique and Sonesta shall share equally all costs and expenses of acquiring and owning any such Villas, including without limitation any debt incurred by them in connection with any such acquisition or ownership; provided, however, that Sonesta shall have the exclusive power to act on behalf of the Venture, as owner of any such Villa(s), regarding any and all matters pertaining, directly or indirectly, to (i) the condominium association of which any such Villa(s) are a part, (ii) the Master Deed, By-laws or any other documents establishing or governing the Villas, the use thereof, or the condominium association(s) of which they are a part, or any amendments, modifications or additions to any such Master Deed, By-laws or other documents, and/or (iii) any sale or other disposition of any Villas owned by the Venture at any time. Amounts advanced by El Cacique and Sonesta in purchasing Villas under this Section, including without limitation debt service on any debt incurred in purchasing such Villas, shall not be included as part of their respective Mandatory Cash Flow Loan Amount. Notwithstanding the foregoing, the number of Villas Sonesta shall have the right to purchase under this Section shall be reduced by the number of Villas (if any) that are sold to purchasers who agree to forego any personal use of their Villas for at least the first ten (10) years and whose Villas are, consequently, available for Hotel use at all such times.

          Section 6.08. FINANCING. (a) The Venturers acknowledge that the Venture anticipates obtaining a first mortgage "permanent" loan, in an original principal amount of 60-

65% of the cost of the Hotel, on prevailing rates and terms. The Venturers shall jointly review the loan documentation for such loan, which shall be subject to their joint approval. For purposes of this Section 6.08, the "cost of the Hotel" shall be agreed upon by the parties.

     (b) The Venturers shall fund equally and pari passu the difference between the cost of the Hotel and the amount of the mortgage loan referenced in subsection (a) above.

     (c) The Venturers shall cooperate in effecting the aforementioned financings and all refinancings thereof, and shall prepare and furnish at all times such information as may be required in prosecuting applications therefor.

                                   ARTICLE VII

                              TRANSFER OF INTERESTS

          Section 7.01. ASSIGNABILITY OF VENTURER INTERESTS. (a) Subject to the provisions of Article IX hereof, no Venturer shall voluntarily or involuntarily sell, assign or otherwise dispose of all or any part of its interest in the Venture or pledge, mortgage, grant a security interest in or otherwise hypothecate its interest in the Venture, in whole or part, without the prior written consent of the other Venturer in each instance.


     (b) No assignee of all or any part of the Venture Interests of either Venturer, whether acquired by voluntary or involuntary assignment, shall become a substitute Venturer in the Venture in place of such Venturer unless the other Venturer shall first give its written consent thereto.

     (c) The voluntary or involuntary sale, assignment or other disposition, directly or indirectly, of any shares of Sonesta by any current or future shareholder thereof or the issuance of any additional shares in Sonesta to any Person or Persons with the result that Sonesta International and any other Person theretofore approved by El Cacique ceases to own directly or indirectly one hundred (100%) percent of all issued and outstanding shares thereof, shall be deemed to be a sale, assignment or other disposition of Sonesta's interest in the Venturer requiring the prior written consent of El Cacique. No change of ownership in Sonesta International shall be deemed to be a change in ownership in Sonesta.

     (d) The voluntary or involuntary sale, assignment or other disposition, directly or indirectly, of any shares of El Cacique by any current or future shareholder thereof or the issuance of any additional shares therein to any Person or Persons with the result that the individuals named in Section 14.01(f) cease to own directly or indirectly one hundred (100%) percent of all issued and outstanding shares thereof shall be deemed to be a sale, assignment or other disposition of El Cacique's interest in the Venture requiring the prior written consent of Sonesta.

     (e)  Notwithstanding the provisions of paragraph (c) of this Section 7.01,
(A) the Venture interest of Sonesta may be transferred to (i) Sonesta International, (ii) any Person or Persons wholly owned, directly or indirectly, by Sonesta International, (iii) to any entity into which Sonesta International may be merged or consolidated, or (iv) to any entity to which Sonesta International shall sell substantially all of its assets; and (B) the Venture interest of El Cacique may be transferred to any Person or Persons wholly owned by the Guarantors.

     (f) For the purposes of paragraph (d) of this Section 7.01, interests in El Cacique held directly or indirectly by the spouses, children and or other heirs of any of such named individuals, or trusts established for the benefit of such individuals and/or their respective spouses, children, and/or other heirs, shall be deemed owned by the individual to whom such Person or trust is related.

          Section 7.02. PROHIBITED TRANSFERS NULL AND VOID. No party may sell, assign or otherwise dispose, pledge, mortgage, grant a security interest in or otherwise hypothecate an interest in the Venture except as provided herein. Any purported sale, assignment or other disposition, pledging, mortgaging, granting of a security interest in or other hypothecating of an interest in the Venture which is not permitted under this Section shall be null and void and not binding on the Venture or other Venturer.

          Section 7.03. NO POWER OR AUTHORITY. In the event either Venturer shall sell, assign, or otherwise dispose of all or any part of its interest in the Venture (or shall be deemed to have sold, assigned or otherwise disposed of such interest) or shall pledge, mortgage, grant a security interest in, or otherwise hypothecate all or any part of such interest, in either case without the prior written consent of the other Venturer, such defaulting Venturer shall thereupon cease to have any further power or authority to participate in the management of, or transact any business for, the Venture and shall thereafter have no power or authority to act for or bind the Venture, and the other Venturer shall thereafter have and exercise all power and authority to manage, transact business for and bind the Venture as if such Venturer were the sole Venturer in the Venture, with an irrevocable power of attorney coupled with an interest, to vote all of the shares of the defaulting Venturer to remove and replace the defaulting Venturer's directors and officers; provided, however, the foregoing provisions of this Section shall not apply to divest the defaulting Venturer of power or authority if the defaulting Venturer (i) has timely given the notice of transfer required under Section 7.05, AND (ii) has effected a reassignment (or other re-disposition) of its Venture interest within thirty (30) days of written demand by said other Venturer, so that its default is cured, and establishes to the other Venturer's satisfaction that it has done so.

          Section 7.04. ABSOLUTE DISCRETION. Any and all consents required of either Venturer pursuant to Section 7.01 may be granted or arbitrarily withheld by such Venturer in its sole and absolute discretion in light of the personal relationships of the parties hereto which are believed by both Venturers to be essential to the success of the Venture.

          Section 7.05. NOTICE OF TRANSFERS. Each Venturer agrees to give written notice to the other Venturer of the voluntary or involuntary, direct or indirect, actual or deemed sale, assignment or other disposition of all or any part of its Venture interest and of the actual or deemed pledging, mortgaging, granting of a security interest in or other hypothecation of its interest in the Venture, in whole or part, with or without the prior written consent of the other Venturer, in each instance promptly following the occurrence thereof, together with true and complete copies of all documents and/or instruments with respect thereto. In addition, each Venturer further agrees to submit or cause to be submitted to the other Venturer within thirty (30) days following notice from such other Venturer requesting the same, a certificate executed by such Venturer if such Venturer is an individual, by a partner of such Venturer if such Venturer is a partnership or by an officer of such Venturer if such Venturer is a corporation, (i) stating whether such Venturer's interest in the Venture or any part thereof has been voluntarily or involuntarily, directly or indirectly, sold, assigned, or otherwise disposed of or pledged, mortgaged, given as a security interest or otherwise hypothecated at any time subsequent to the date hereof, in any instance whether actual or deemed, and (ii) describing with specificity the nature of such actual or deemed sale, assignment, disposition, pledge, mortgaging, security interest or other hypothecation, the terms and conditions thereof, the date the same occurred, and all parties involved.

          Section 7.06.  ADMISSION OF REPLACEMENT VENTURER.

     (a) In the event that either Venturer shall consent to the sale, assignment or other disposition of all or any part of the

Venture interests of the other Venturer, or such consent shall not be required to such sale, assignment or other disposition, such assignee shall be bound by the provisions hereof, and such sale, assignment or other disposition shall nevertheless be of no force or effect until such time as each of the following conditions shall have been satisfied:

               (i) The assignee shall consent in writing, on a form prepared by or reasonably satisfactory to the nonassigning Venturer, to be bound by the terms and conditions of this Agreement in the place and stead of the assigning Venturer;

               (ii) The assignor and assignee shall execute and acknowledge all other instruments reasonably required by the nonassigning Venturer;

               (iii) The assignee shall pay any reasonable expenses of the Venture and the non-assigning Venturer in effecting the substitution; and

               (iv) An opinion of assignee's counsel in form acceptable to the non-assigning Venturer that (x) all requirements of Bahamian, Costa Rican or other applicable law have been completed by the assignor, the assignee and the Venture and (y) the assignment is in all compliance with applicable securities laws and (z) no termination of the Venture has occurred for Costa Rican, Bahamian or U.S. Federal income tax purposes.

     (b) Any such sale, assignment or other disposition shall further be subject to the requirements of any applicable securities laws; and no transfer of all or any part of a party's rights as Venturer hereunder shall relieve the transferor of its responsibilities for its proportionate part of any expenses, obligations and liabilities hereunder related to the interest so transferred while the transferor held the interest, whether arising prior or subsequent to such transfer, nor shall any such sale, assignment or other disposition, require an accounting or the granting of rights hereunder as between such parties and the remaining parties hereto, including the exercise of any elections hereunder, to more than one party unanimously designated by the transferees and, if he should have retained an interest hereunder, the transferor. Until a proper designation acceptable to it is required above, the Venture shall continue to account only to the person to whom it was furnishing notices prior to such time pursuant to Section 18.07 hereof; and such party shall continue to exercise all rights applicable to the entire interest previously owned by the transferor.

     (c) In the event of any sale, assignment or other disposition which shall result in multiple ownership of any interest in the Venture currently held by a single Venturer (whether voluntary or involuntary, permitted as of right or consented to), the non-assigning Venturer may require one or more trustees or nominees to be designated as representing a portion of or the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement and for the purpose of exercising all rights transferred to such transferee pursuant to the provisions of this Agreement.

                                  ARTICLE VIII

                           BOOKS, RECORDS AND REPORTS

          Section 8.01. REPORTS AND DISCLOSURES. The Venturers shall cause to be prepared and distributed to each other, within ninety (90) days after the end of each tax year, all information with respect to the Venture for the preceding year required in connection with the preparation of each Venturer's federal and state income tax returns.

          Section 8.02.  BOOKS AND RECORDS.

          (a) El Cacique shall keep at its office in San Jose, Costa Rica the following Venture documents:

               (i)   All books and records of the Venture;
               (ii) Copies of the Venture's federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;
               (iii) Copies of this Agreement and all amendments to the
                     Agreement; and
               (iv) Financial statements of the Venture for the six (6) most recent fiscal years.

          (b) Upon the request of Sonesta, El Cacique shall promptly deliver to Sonesta, at the expense of the Venture, a copy of any and all information required to be maintained by El Cacique pursuant to Section 8.02 (a) hereof.

          (c) Sonesta shall have the right to inspect and copy during normal business hours any of the Venture records required to be maintained by El Cacique pursuant to Section 8.02(a) above.

          Section 8.03. THIRD PARTY NOTICES. Each Venturer shall give the other Venturer, promptly following receipt thereof, copies of all default notices, offers to purchase, financing proposals and other material communications received by such Venturer from persons transacting or proposing to transact business with the Venture, and all summonses, complaints and other papers with respect to any disputes with or claims against the Venture and/or its assets which may be given to, served upon or otherwise received by such Venturer.

          Section 8.04. EL CACIQUE ACKNOWLEDGMENT OF SONESTA REPORTING REQUIREMENTS. El Cacique acknowledges that Sonesta International is a public company under the laws of the United States and, as such, is subject to quarterly and annual financial reporting requirements. El Cacique further acknowledges that the income statement, balance sheet and other financial statements of Sonesta, as a wholly-owned subsidiary of Sonesta International and for so long as it retains a 50% (or more) Percentage Interest in the Venture, will be consolidated in the financial statements reported by Sonesta International. Therefore, El Cacique agrees to provide Sonesta, on request, with accurate financial information regarding the Venture in order that Sonesta and Sonesta International may satisfy their financial reporting requirements in a prompt and timely manner.

                                   ARTICLE IX

                    RIGHT OF FIRST REFUSAL - VENTURE INTEREST

          Section 9.01. EXERCISE OF RIGHT. If either Venturer shall at any time during the term of this Agreement receive or obtain a bona fide offer (the "Offer") from a third party (the "Offeror") not related to and not an Affiliate of such Venturer and on an arm's-length basis to purchase all or substantially all of the Venture interests of such Venturer, and provided that the Offer is in writing, signed by the Offeror, and is accompanied by a good certified or official bank check, or institutional letter of credit, for not less than five (5%) percent of the purchase price as a downpayment with respect thereto, and provided further that the Offer provides for the closing of such sale on a date not less than ninety (90), nor more than one hundred and twenty (120), days from the date of such Offer, then the Venturer receiving the Offer (the "Electing Venturer") shall, if it wishes to accept the Offer, shall first give written notice (a "Notice of First Refusal (Venture Interest)") to the other Venturer (the "Other Venturer") advising the Other Venturer of the Offer and the desire of the Electing Venturer to accept it, and furnishing the name and address of the Offeror together with such reasonable financial or other information relating to the Offeror, including without limitation a statement of net worth, as the Other

Venturer may reasonably request. Neither Venturer may exercise the provisions of this Article, notwithstanding the foregoing, if such Venturer is then in default in any respect under this Agreement, during any period in which the provisions of this Article IX are operational by reason of a Notice of First Refusal (Venture Interest) previously executed or if a First Notice has previously been given pursuant to Article X below (unless both Venturers shall have previously agreed in writing that such Notice had ceased to be of any further force or effect).

          Section 9.02. REPLY NOTICE. The Other Venturer shall have a period of thirty (30) days following the receipt of any Notice of First Refusal (Venture Interest) by the Electing Venturer to send to the Electing Venturer a notice (the "Reply Notice") electing either (a) to permit the Electing Venturer to accept the Offer, or (b) to purchase the Venture interests of the Electing Venturer (including any loans made by such Venturer to the Venture) for the amount set forth in the Notice of First Refusal (Venture Interest) and otherwise upon identical sale terms as contained in the Offer. If the Reply Notice contains an election to purchase, such Reply Notice must be accompanied by a certified check or institutional letter of credit in an amount equal to five (5%) percent of the Purchase Price of the Electing Venturers' interests as a downpayment on account of such Purchase Price. If the Other Venturer fails to give a Reply Notice electing either option within such thirty (30) day period or gives such Notice in a timely manner and elects therein to purchase the Venture interests of the Electing Venturers but such Notice is not accompanied by the required downpayment, the Other Venturer shall be deemed to have permitted the Electing Venturer to accept the Offer.

          Section 9.03. SALE OF INTERESTS. Following the Other Venturer's election to purchase the Venture interests of the Electing Venturer, each Venturer shall be obligated to sell or buy, as the case may be, which obligation shall be enforceable by an action for specific performance, damages, or any other remedy available at law or in equity. Any such sale or purchase shall be closed at the principal place of business of the Venture on or before the ninetieth (90th) day (the "Closing Date") following the date on which the Reply Notice was given. At the closing, the selling Venturer shall tender all documents, duly executed, necessary to convey the interests being sold, free and clear of all encumbrances, with full warranties of title thereto, all in form reasonably satisfactory to the purchasing Venturer. At the closing, the purchasing Venturer shall tender to the selling Venturer one or more certified checks equal to the unpaid balance of the Purchase Price of such selling Venturer's interest and shall execute and deliver to the selling Venturer such other agreements as may comply with the terms of the Electing

Venturer's Offer, all in form and reasonably satisfactory to the selling Venturer. The purchasing Venturer shall pay all costs and expenses of closing the purchase other than the Other Venturer's attorneys' fees.

          Section 9.04.  Intentionally omitted.

          Section 9.05. INSTITUTIONAL LETTER OF CREDIT. For the purposes of Articles IX or X hereof, a letter of credit shall be deemed an "institutional letter of credit" only if it expresses the unconditional obligation to pay to the Venture the sum therein stated against a sight draft, does not expire for a period extending not less than ninety (90) days beyond the expiration of the later of the contract period and the period within which the Venturer being offered an option hereunder may exercise such option, and is drawn upon a banking institution with at least $2,000,000,000 in assets, having offices in New York County, New York State; Dade County, Florida; Chicago, Illinois; Suffolk County, Massachusetts; or Toronto, Ontario, Canada.

                                    ARTICLE X

                       RIGHT OF FIRST REFUSAL - THE HOTEL

          Section 10.01. EXERCISE OF RIGHT. If, under the circumstances described in Section 6.07(b) hereof, either Venturer shall receive or obtain a bona fide offer (an "Offer") from a third party not related to and not an Affiliate of such Venturer and on an arm's-length basis (an "Offeror") to purchase all or substantially all of the assets of the Venture and provided that the Offer is in writing, signed by the Offeror, and is accompanied by a good certified or official bank check for not less than five (5%) percent of the purchase price as a downpayment with respect thereto, and provided further that the Offer provides for the closing of such sale on a date not less than sixty
(60), nor more than one hundred and twenty (120), days from the date of such Offer, then that Venturer (the "Electing Venturer") shall, if it wishes to accept the Offer, have the right to exercise the provisions of this Article by given written notice (a "Notice of First Refusal (Hotel)") to the other (the "Other Venturer") advising the Other Venturer of the Offer and the desire of the Electing Venturer to accept it. Neither Venturer may exercise the provisions of this Article, notwithstanding the foregoing, if such Venturer is then in default in any respect under this Agreement.

          Section 10.02. REPLY NOTICE. The Other Venturer shall have a period of thirty (30) days following the receipt of any Notice of First Refusal (Hotel) by the Electing Venturer either

(a) to join with the Electing Venturer in accepting the Offer on behalf of the Venturer, or (b) to purchase the Venture interests of the Electing Venturer as if the Electing Venturer had given a Notice of First Refusal (Venture Interest) pursuant to Article IX above setting forth as the Purchase Price thereunder the amount which the Electing Venturer would receive if the Hotel were sold for the purchase price set forth in the Offer, the Venture were to discharge therefrom all obligations other than those to be assumed by the Offeror and the Net Proceeds thereafter distributed in accordance with Section 13.02(b) hereof. If the Reply Notice contains an election to purchase, such Reply Notice must be accompanied by a certified check or institutional letter of credit in an amount equal to five (5%) percent of the Purchase Price of the Electing Venturer's interests as a downpayment on account of such Purchase Price. If the Other Venturer fails to give a Reply Notice electing either option within such thirty
(30) day period or gives such notice in a timely manner and elects therein to purchase the Venture interests of the Electing Venturer but such Notice is not accompanied by the required downpayment, the Other Venturer shall be deemed to accept the Offer.

          Section 10.03. SALES OF VENTURE INTERESTS. If the Other Venturer elects to purchase the Venture interests of the Electing Venturer, the provisions of Article IX shall apply in all respects, and the Venturers shall have the same rights and obligations to buy and sell pursuant thereto, as if the Notice of First Refusal (Hotel) were a Notice of First Refusal (Venture Interest) given pursuant to Article IX hereof (as contemplated by Section 10.02 above) and the Other Venturer had elected to purchase the Venturer's interest in accordance with the terms of said Article IX.

          Section 10.04. SALES PURSUANT TO THE OFFER. If the Other Venturer accepts (or is deemed to accept) the Offer, the Electing Venturer shall thereafter have the right, without the necessity of any further consent or authorization from the Other Venturer, to sell all or substantially all of the assets of the Venture on behalf of the Venture to the Offeror in accordance with the terms and conditions of the Offer, provided that the closing of the sale occurs within one hundred and eighty (180) days following the date of the Offer. In the event such a sale shall not take place within such one hundred and eighty
(180) day period, all rights of the Electing Venturer to sell the Venture's assets to the Offeror pursuant to the Offer shall terminate and be of no further force or effect. Either Venturer may, however, exercise the rights contained in this Article X at any time thereafter by giving a new Notice of First Refusal (Hotel) to the other in respect of any Offer it wishes to accept.

                                   ARTICLE XI

                                 VENTURER OFFER

          Section 11.01. THE OFFER. If at any time one of the Venturers desires to purchase all or substantially all of the Venture interest of the other Venturer (or if there are more than two Venturers, of another Venturer), and subject to Section 4.06(c), it shall so notify the other Venturer in writing (the "Venturer Offer Notice"). The Venturer Offer Notice shall include the following information:

               (a) the amount the offering Venturer is offering to pay for said Venture interest;
               (b)  the terms of payment; and
               (c) the proposed closing date, which shall not be later than ninety (90) days thereafter;

all of which shall constitute the "Venturer Offer".

          Section 11.02. THE RESPONSE. Within thirty (30) days after receiving a Venturer Offer Notice, the Venturer receiving such Notice shall respond to the offering Venturer in writing ("Venturer Response Notice") that it will either:

          (1)  accept the Venturer Offer, or
          (2) purchase the offering Venturer's interest in the Venture on the same terms as set forth in the Venturer Offer Notice, except that the closing date shall occur on the earlier of (i) the closing date set forth in the Venturer Offer Notice, or (ii) thirty (30) days following the offering Venturer's receipt of the Venturer Response Notice.

          Section 11.03. FAILURE TO PERFORM. In the event that a Venturer which has agreed to purchase the other (or another) Venturer's interest in the Venture fails to do so pursuant to its Venturer Offer or its response to a Venturer Offer, the other Venturer shall have the following rights: (i) to purchase said defaulting Venturer's interest in the Venture at a price equal to 90% of the price the defaulting Venturer agreed to pay; provided the purchasing Venturer notifies said defaulting Venturer in writing of its intent to so purchase the defaulting Venturer's Venture interest within thirty (30) days of the defaulting Venturer's default and, thereafter, closes within ninety (90) days; or (ii) to sell the Venture (either the Venture interests of both Venturers or the Hotel) to a non-Affiliate, in an arms-length transaction, free of the defaulting Venturer's rights under Articles IX and X; provided the sale is completed within eighteen (18) months of the date the defaulting Venturer was supposed to purchase the other Venturer's interest in the Venture.

          Section 11.04. RIGHT TO PURCHASE MANAGEMENT AGREEMENT. In the event that Sonesta delivers a Venturer Offer Notice to El Cacique, under Section 11.01, and El Cacique responds thereto with a Venture Response Notice indicating that it will purchase Sonesta's Venture Interest, pursuant to Section 11.02(2), El Cacique shall have the additional right to purchase Sonesta's interest(s) in the Management Agreement (the "Management Agreement Purchase Right") for an amount equal to the sum of (1) the "Base Fee" earned by the "Operator" under the Management Agreement for the twelve (12) calendar months prior to Sonesta's Venturer Office Notice, plus (2) the product of (a) the "Incentive Fees" earned by the Operator under the Management Agreement in the previous "Calendar Year", multiplied by (b) ten (10) (the "Management Agreement Purchase Price"). The Management Agreement Purchase Right shall be deemed waived unless exercised by El Cacique by written notice delivered to Sonesta simultaneously with its Venturer Response Notice. If El Cacique exercises the Management Agreement Purchase Right, the Management Agreement Purchase Price shall be paid to Sonesta simultaneously with the payment made by El Cacique for Sonesta's Venture Interest.

                                   ARTICLE XII

                             TERMINATION OF VENTURE

          Section 12.01. OPTION TO TERMINATE. If for any reason, (i) construction of the Hotel Facilities is not substantially underway by July 1, 1995, with construction financing and a firm commitment for permanent financing in place, or (ii) the Hotel has not commenced full business operation by December 31, 1996, and subject to Sonesta's rights under Section 12.02, then (a) Sonesta or El Cacique may terminate this Agreement, (b) if so terminated, Sonesta or El Cacique may cause the Venture to terminate the Management Agreement, the Development and Construction Management Agreement and the Development Services Agreement, and (c) upon such terminations, neither party shall have further obligation to the other under this Agreement or under any of said Agreements (except any sums theretofore owing to Sonesta's Affiliate under the Development Services Agreement and to El Cacique under the Development and Construction Management Agreement).

          Section 12.02. ADDITIONAL SONESTA RIGHT. Notwithstanding the provisions of Section 12.01, in the event that either (i) a firm commitment(s) for construction and permanent financing for the Hotel Facilities has not been obtained by April 1, 1995, and continues in effect, or (ii) construction of the Hotel Facilities and thirty nine (39) Villas is not substantially underway by September 1, 1995, or (iii) the Hotel has not commenced full business operation by December 31, 1996, Sonesta shall have the additional right to either:

               (1) assume sole control of the Hotel project (but not El Cacique's Venture Interest) and seek to complete the Hotel in accordance with the Plans and Supplemental Plans, and otherwise in accordance with this Agreement, or
               (2) terminate this Agreement by written notice to El Cacique in which event El Cacique shall, within thirty (30) days reimburse Sonesta for all funds advanced by Sonesta to such date under this Agreement, the Agreement of Purchase and Sale (EXHIBIT F), or otherwise; all of which funding shall be verified to El Cacique's reasonable satisfaction.

In the event that Sonesta assumes control of the Hotel project, under subsection
(1) above, it shall be deemed to have an irrevocable power of attorney coupled with an interest to vote all of the shares of El Cacique and otherwise take any and all actions required to complete the Hotel, but only in a manner consistent with this Agreement.

          Section 12.03.  FULL BUSINESS OPERATION.  For purposes of Sections
12.01 and 12.02, the term "full business operation" shall mean that the Hotel is accepting paying guests and all Hotel facilities and amenities then required to be available under this Agreement and the Management Agreement are available.

                                  ARTICLE XIII

                              SPECIAL CIRCUMSTANCES

          Section 13.01. EL CACIQUE'S PURCHASE OF SONESTA INTERESTS.

          (a) If the Management Agreement shall be terminated pursuant to
Section 13.18 thereof, then within ninety (90) days thereafter El Cacique shall purchase the interest of Sonesta herein upon repayment to Sonesta of all amounts referenced in Section 12.02(2). Such purchase shall be closed upon 10 days' notice to Sonesta from El Cacique and otherwise in accordance with the provisions of Article IX hereof, and the Venturers shall have the same rights and obligations to buy and sell pursuant thereto as if El Cacique's election were Notice of First Refusal (Venture Interest) given by Sonesta pursuant to
Article IX and El Cacique had elected to purchase in accordance with the terms of said Article IX. Notwithstanding the foregoing, if a Venturer Offer, pursuant to Section 11.01, is outstanding at the time El Cacique would be required to purchase Sonesta's interest in the Venture under this subsection, El Cacique shall only be required to complete a purchase under this subsection if a purchase and sale under said Article XI is not completed.

          (b) If the Management Agreement shall be terminated pursuant to Sections 10.1 or 10.2 thereof, then El Cacique may at any time within one year thereafter purchase the interest of Sonesta herein upon payment to Sonesta of the Purchase Price (as hereinafter determined) for Sonesta's interest herein.

          (c) The Venture Asset Value shall be determined by agreement of the parties. If the parties are unable to agree within thirty (30) days after the event giving rise to the obligation to purchase (or exercise of option by El Cacique, as appropriate), the parties shall submit their differing assertions of Venture Asset Value to arbitration in the manner described in Article XVII hereof.

          Section 13.02. SONESTA'S VILLA INTERESTS. The parties acknowledge that, at all times while the Management Agreement is in effect, it is important that Sonesta either own at least one Villa in any condominium association existing and comprised of Villas, or have the exclusive right to control the sale or other disposition of any Villa(s) owned by the Venture, in order to assure that the intent of the parties -- as reflected in this Agreement and the Management Agreement -- will be achieved. Therefore, the parties agree that in the event that

     (A) Sonesta sells its Venture interests to El Cacique under Articles IX, X, XI (excluding, however, a sale by Sonesta under Section 11.04 where its management interests are transferred and/or terminated), or otherwise; and

     (B) at the time of any such sale neither Sonesta, nor any of its Affiliates, owns at least one Villa in each condominium association comprised of Villas;

El Cacique shall transfer to Sonesta (or a Sonesta Affiliate) all of its right, title and interest in and to one such Villa in each such condominium association in which Sonesta (or its Affiliate) does not own a Villa, free and clear of mortgage liens and encumbrances, for the sum of U.S. $1.00, and El Cacique shall have the right to record a non-recourse, first mortgage lien against any such Villa equal to one half (1/2) of such Villa's fair market value. For purposes of the preceding sentence, a Villa's fair market value shall conclusively be determined from the most recent sale of a comparable Villa on an arm's length basis. Any disputes regarding fair market value shall be resolved under Article XVII.

     El Cacique, on behalf of itself, its Affiliates, its successors and assigns shall do nothing which, directly or indirectly, shall have the effect of divesting Sonesta, or result in Sonesta's being divested, of its ownership of any Villa, or adversely effect or impair Sonesta's rights under Section 6.07(f).

     Section 13.03. VILLA SITES. The Villa Site(s) shall not be used for any purpose other than the construction of Villas without the prior written consent of Sonesta. In the event that the construction of all eighty (80) Villas is delayed or does not proceed for any reason, the parties agree that the vacant portion of the Villa Sites shall be reserved only for Hotel purposes, until all 80 Villas are completed.

                                   ARTICLE XIV

                         WARRANTIES AND REPRESENTATIONS

          Section 14.01. El Cacique hereby warrants and represents to Sonesta the following:

               (a) El Cacique is duly organized, validly existing and has the legal power and authority to fulfill its obligations under this Agreement between the parties in full.

               (b) El Cacique's Affiliate Extency Internacional has full ownership of the Site and El Cacique has made arrangements with Extency Internacional so as to enable El Cacique and Extency Internacional to fulfill all of their obligations under this Agreement in full, including without limitation the obligation to arrange the conveyance of the Venture Site to the Venture pursuant to the Agreement of Purchase and Sale (EXHIBIT F), and the Venture Site is and will remain free and clear of all mortgages, liens, charges, encumbrances, conditions or restrictions, except such as may be expressly permitted by the terms of this Agreement or by the terms of the Management Agreement. Copies of all title documents shall be delivered to Sonesta on request.

               (c) There are no actions, suits or proceedings pending or threatened against or affecting El Cacique or any of its Affiliates in any court of law or equity, before any governmental agency or otherwise which might in any way adversely affect its rights or asserted rights in and to the Site or the planned portions of the Hotel or which might in any way adversely affect this Agreement or the performance thereof, or which would materially affect El Cacique's ability to perform its obligations hereunder.

               (d) This Agreement has been duly executed and delivered by El Cacique and constitutes the valid and binding obligation of El Cacique in accordance with its terms.

               (e) El Cacique shall use its best efforts to obtain financing in order to develop and construct the Hotel. In all other respects El Cacique has, or shall have, in due course, the skilled personnel and resources, financial and otherwise, reasonably calculated to perform its obligations hereunder.

               (f) The sole owners (i.e. the only legal or beneficial shareholders) of El Cacique are John Ryan, Michael Ryan, Kathleen Timmons, Manuel Bustemante, Carlos Lachner and Rudolpho Jimenez.


          Section 14.02. Sonesta hereby warrants and represents to El Cacique the following:

               (a) Sonesta is duly organized, validly existing and has the legal power and authority to fulfill its obligations under this Agreement.

               (b) There are no actions, suits or proceedings pending or threatened against Sonesta in any court of law or equity, before any governmental agency or otherwise which might in any way adversely affect this Agreement or the performance thereof.

               (c) This Agreement has been duly executed and delivered by Sonesta and constitutes the valid and binding obligation of Sonesta in accordance with its terms.

               (d) Sonesta has, or shall have, in due course, the skilled personnel and resources, financial and otherwise, to perform its obligations hereunder.

          Section 14.03. Either party shall have the right to request from the other party opinions from said other party's legal counsel as to any matter to which said other party has warranted or represented herein. Such opinion(s) of counsel shall be delivered to the requesting party within thirty (30) days of such request. Where reasonable, such opinions may be based upon affidavits or certificates with respect to fact and may condition enforceability of any contractual obligation to standard commercial obligations in connection with opinions.

                                   ARTICLE XV

                              GUARANTOR; LIABILITY

          Section 15.01. GUARANTEED OBLIGATIONS. The Guarantors have executed this Agreement for the sole purposes of (A) guaranteeing to the Venturers the full and prompt payment and performance of their respective affiliates of (i) as to El Cacique's Guarantors, the obligations of El Cacique to make Additional Loans when required hereunder and the obligations of El Cacique, if any, under Sections 3.05, 12.02 and 13.01 and Article XI hereof, and (ii) as to Sonesta International, the obligations of Sonesta to make Additional Loans when required hereunder, and (B) to acknowledge the provisions of Article XVII. The liability of El Cacique's Guarantors under Sections 11.01 or 12.02 shall be limited to the return of any capital loan made or other funds advanced by Sonesta and the costs incurred by Sonesta, including reasonable attorneys' fees, in enforcing the obligations of Guarantor pursuant to this sentence.

          Section 15.02. LIMITATION ON LIABILITY. (a) Anything to the contrary herein contained notwithstanding, El Cacique's (and the El Cacique Guarantors') liability hereunder to advance or loan sums under Article IV or to guarantee completion of the Hotel's construction shall be limited (i) prior to the opening of the Hotel, to the liability expressed in the last sentence of Section 15.01, and (ii) after the opening of the Hotel, to the portion, if any, of El Cacique's Mandatory Cash Flow Loan Amount not theretofore advanced for Cash Flow Loans and Capital Deficit Loans.

          (b) Anything to the contrary herein contained notwithstanding, Sonesta's (and the Sonesta Guarantor's) liability hereunder to advance or loan sums or furnish guarantees or other security under Article III hereof shall be limited (i) prior to the opening of the Hotel, to the obligations expressed in Sections 4.02 and 4.03 hereof, and (ii) after the opening of the Hotel to the unadvanced portion, if any, of Sonesta's Mandatory Cash Flow Loan Amount not theretofore advanced for Cash Flow Loans and Capital Deficit Loans.

          (c) The foregoing subsections (a) and (b) shall not be deemed to relieve either Venturer (or its Guarantor) from liability for repayment of Shortfall Loans properly made by the


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

other subject to the limitations expressed in such subsections or for further sums expressly agreed to be advanced by such Venturer.

          Section 15.03. CONTINUING GUARANTEES. The guarantees expressed in this
Article XV are unconditional and absolute guarantees of payment and of performance. They shall be enforceable against each Guarantor, its successors and assigns, without the necessity of resorting to any suit against any other party or exhausting any other security or collateral. Each Guarantor waives the right to have the benefitted party pursue any other remedy, enforce any other rights, receive notice of non-payment, non-performance or non-observance, non-acceptance, demand or any other notice or demand to which such Guarantor might otherwise be entitled. These guarantees shall be continuing guarantees, and the obligations and liability of each Guarantor hereunder shall in no way be affected, impaired, released, reduced or discharged by reason of the occurrence of any of the following, although without notice to or consent of Guarantor:

          (a) The amendment, modification or supplement (whether material or otherwise) of this Agreement;

          (b) The assertion of any of the rights or remedies of the benefitted party under the Agreement;

          (c) The failure, omission or delay on the part of the benefitted party to enforce, assert or exercise any right, power or remedy conferred on or available to it under this Agreement;

          (d) Any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting the Venturer whose obligations are so guaranteed;

          (e) Any assignment of all or any portion of the interest of the Venturer whose obligations are so guaranteed; or

          (f)  The events described in Section 18.13 hereof.


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

                                   ARTICLE XVI

                             APPROVALS AND CONSENTS

          Section 16.01. CONSENT DEEMED GIVEN. In each instance in this Agreement where a party is given a right of approval or consent to be exercised within the stated time period, if such approval or consent, or objections or suggested changes, are not given within such time period, then such approval or consent shall be deemed to have been given. Approvals, consents, objections and suggested changes may be given by any of the methods described in Section 18.07 and shall be deemed given on the date of hand delivery or the date sent by any of the means described in Section 18.07 provided that the copies required by
Section 18.07 for notices are also sent.

          Section 16.02. FAILURE TO CONSENT. In those instances where a party is given a right of approval or consent and no specific time period is provided for the giving of such approval or consent, then the party which has the right of approval or consent shall give its approval or consent, or objections or suggested changes, within thirty (30) days of request therefor, and the failure in any such instance to respond to any such request shall be deemed to be the giving of approval or consent.

          Section 16.03. WHERE CONSENT REQUIRED. Whenever the approval or consent of a party is required it shall not (except as expressly provided to the contrary hereunder) be unreasonably withheld or delayed and shall be given in writing. Where a required approval or consent is denied, the reasons therefor shall be stated.

                                  ARTICLE XVII

                                   ARBITRATION

          Section 17.01. PROCEDURE. Any dispute (the settlement of which is not otherwise provided for herein) arising hereunder between El Cacique and Sonesta, including without limitation any of their respective Guarantors, shall be referred for decision to arbitration as follows. Within twenty (20) days of the receipt by one party of written notice from the other requesting arbitration and describing in detail the dispute to be resolved, each party shall choose an arbiter with at least five (5) years' experience in or in connection with the hotel development/ construction industry, if the dispute pertains to development or construction, or in connection with the hotel industry, if the dispute pertains to any other matter, and both of said arbiters shall together resolve said dispute. In the event that said arbiters have been unable to resolve said dispute within thirty


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

(30) days of the date the first of them was appointed, they shall together select a third arbiter. Within thirty (30) days of the selection of said third arbiter with like experience in or in connection with the hotel development/construction industry or the hotel industry, as the case may be, the third arbiter shall issue written notice to El Cacique and Sonesta choosing the position advocated by either one of the parties' arbiters, without compromise. If the parties' arbiters are unable to agree on a third arbiter within twenty
(20) days, then either party may apply to the American Arbitration Association, Miami Office for the appointment of a third arbiter to decide the dispute. Any arbitration hereunder involving a third arbiter shall be conducted in Miami and shall be governed by the Commercial Rules of the American Arbitration Association.

          Section 17.02. PARTIES BOUND. The decision in writing of the third arbiter so selected or appointed shall be final and conclusive upon both parties. The costs and expenses of such third arbiter, shall be borne by the parties as the third arbiter may determine, but failing such determination, as an expense of the Venture; provided, however, that if the third arbiter finds that a claim submitted for arbitration was frivolous or that a party's conduct during the arbitration procedure was unreasonable, the party making said claim or conducting itself unreasonably shall bear all such costs and expenses. Either party may apply to any court of competent jurisdiction for any order confirming the award; judgment of the court shall be entered upon the award unless the award is vacated, modified or corrected as provided by law. For purposes of the preceding sentence both parties irrevocably submit to the jurisdiction of the courts of Dade County, Florida. Either Venturer may apply to the Courts of Costa Rica (or any other jurisdiction) for the purpose of enforcing any such award or judgment.

                                  ARTICLE XVIII

                                  MISCELLANEOUS

          Section 18.01. ACCOUNTING. The fiscal year of the Venture for financial reporting and tax purposes shall be the calendar year. If, however, the Venturers determine that a change to some other fiscal year for either financial reporting or tax purposes would be in the best interests of the Venture, the Venturers shall be entitled to change the fiscal year of the Venture to some other fiscal year.

          Section 18.02. BANK ACCOUNTS. Until required in the conduct of the business of the Venture or distributed to the Venturers, all Venture funds, including, but not limited to, Capital Loans, Venture Loan proceeds, operating revenues and


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

Capital Proceeds shall be deposited in one or more bank accounts of the Venture, each of which may or may not be interest bearing, as may be selected by the Venturers. Any interest or other income generated by such deposits or investments shall be for the Venture's account.

          Section 18.03.  VENTURER LIABILITY AND INDEMNIFICATION.

     (a) The Venturers and their officers, agents and employees shall be held harmless and be indemnified by the Venture, its receiver or trustee for any liability or loss in favor of unaffiliated third parties by virtue of their acts or omissions in their capacity as Venturers or officers, agents or employees thereof in connection with Venture activities. Such indemnification shall include, but not be limited to, all expenses and attorneys' fees incurred by any Venturer or officer, agent or employee thereof in connection with the defense of any action based on any such acts or omissions, except if such Venturer or officer, agent or employee thereof is not successful in a derivative action (i.e. an action brought on behalf of the Venture), it or he will be obligated to reimburse the Venturer for any attorneys' fees expended on behalf of such Venturer. Such indemnification or agreement to hold harmless shall only be recoverable out of the assets of the Venture and not from the assets of the Venturers. In no event, however, shall either Venturer or any of its officers, agents or employees be indemnified or held harmless by the Venture from any loss or liability resulting from the gross negligence, fraud, willful misconduct, bad faith or misfeasance of such Venturer or of any of its officers, agents or employees.

     (b) No Venturer shall be liable to the Venture or the other Venturer for any act or omission performed or omitted by it pursuant to the authority granted to it hereunder or by law, or from a loss resulting from any mistake or error in judgment on its part, provided that such act or omission, mistake or error in judgment, as the case may be, did not result from the gross negligence, fraud, willful misconduct, bad faith or misfeasance of such Venturer. Each Venturer may consult at its own cost with legal counsel, and any action taken or omitted in good faith by such Venturer in reliance upon and in accordance with the written opinion of such counsel (with both Venturers being stated in said opinion as entitled to rely on such opinion as third party beneficiaries) shall not, for the purposes of this Agreement, be deemed to have resulted from the gross negligence, fraud, willful misconduct, bad faith or misfeasance of the Venturer acting in reliance on such advice. A copy of such opinion shall be provided to the other Venturer at the time it is rendered to the Venturer seeking such opinion; failure to so provide such opinion to the other Venturers shall prohibit the Venturer to whom the


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

opinion is rendered from relying on it for the purposes of this Section 18.03.

     (c) Each Venturer shall have a right of contribution against the other Venturer for such Venturer's Percentage Interest of any liability such Venture may have to any unaffiliated third party creditors of the Venture, except that the other Venturer shall have no obligation to contribute to the payment of any liability to the extent that such liability results from the gross negligence, fraud, willful misconduct, bad faith or misfeasance of the Venturer seeking to assert such right of contribution.

     (d) Notwithstanding any other provision of this Section 18.03, if any Venturer shall take any action on behalf of the Venture which it is not duly authorized to take hereunder, such Venturer shall indemnify the Venture and the other Venturer against any liability or loss incurred by them as a result of such unauthorized action, including, without limitation, court costs and attorneys' fees; provided, however, for any such indemnification to apply (i) the party seeking indemnification shall notify the other party of the potential liability and/or loss promptly; and (ii) the indemnifying party shall have the right to control the defense -- including without limitation the settlement -- of any claim or legal proceeding, with legal counsel of its choice.

     (e) The indemnification provisions contained in this Section 18.03 shall constitute a separate contract between the Venturers and shall be actionable without the necessity of commencing an accounting proceeding against any Venturer or the Venture. The provisions of this Section 18.03 shall survive the termination of this Agreement.

          Section 18.04. CURRENCY. All references in this Agreement to dollars, and numerical references to money preceded by "$", shall be deemed to refer to currency of the United States, unless a contrary intent is specifically set forth.

          Section 18.05. COMPLETE UNDERSTANDING OF THE PARTIES. This Agreement embodies the complete understanding of the parties hereto with respect to the subject matter hereof. This Agreement, together with the Management Agreement, Development and Construction Management Agreement and Development Services Agreement, are intended to supersede and replace all prior agreements between the Venturers and their respective Affiliates with respect to the Hotel, and all such prior agreements are to be considered null and void.


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

          Section 18.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Bahamas.

          Section 18.07. NOTICES AND ADDRESSES. All notices, demands and requests required to be given or which may be given hereunder shall be in writing and shall be deemed to have been properly given if sent either by United States registered and certified mail, postage prepaid, or by private "overnight" or "same day" independent courier, e.g. Federal Express, for next day delivery, addressed (a) in the case of El Cacique, to El Cacique at the address above stated with a copy to Facio & Canas, Apartado 6173, 1000 San Jose, Costa Rica,
Attn: Fernan Pacheko, Esq.; and (b) in the case of Sonesta, to Sonesta at the address above stated with a copy to George S. Abrams, Esq., Winer & Abrams, One Court Street, Boston, MA 02108. Notices shall be effective upon receipt. Notice from a party's attorney shall be deemed notice from that party.

          Section 18.08. BINDING EFFECT. This Agreement may be executed in counterparts and except as otherwise specified herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their personal representatives, successors and assigns.

          Section 18.09. HEADINGS. The headings in this Agreement are inserted for convenience and identification only and shall not be used in construing or interpreting this Agreement.

          Section 18.10. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

          Section 18.11. PROHIBITION AGAINST PARTITION. Each Venturer permanently waives and relinquishes any and all rights it may have to cause any property of the Venture to be partitioned, it being the intention of the parties to prohibit any Venturer from bringing a suit for partition against the other Venturer.

          Section 18.12. ADDITIONAL DOCUMENTS. Each Venturer, upon the request of the other, agrees to perform all further acts and execute, acknowledge and deliver all further documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

          Section 18.13. FORCE MAJEURE. No party shall be liable to the other in damages, nor shall this Agreement be terminated, because of any failure to perform hereunder caused by fire, earthquake, flood, explosion, casualty, strike, unavoidable accident, riot, insurrection, civil disturbance, act of public enemy, embargo, war, act of God, inability to obtain labor, material or supplies or any other similar cause beyond its control.

          Section 18.14. AMENDMENTS. Amendments or modifications to this Agreement shall only be effective if in writing and signed by both parties.

          Section 18.15. DRAFTING AND REVIEW OF AGREEMENT. El Cacique and Sonesta acknowledge (i) that both such parties had input in preparing this Agreement, (ii) that they have each reviewed this Agreement, and (iii) that prior to signing this Agreement both such parties received the advice of their respective legal counsel.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date indicated on the first page hereof.

                            VENTURERS

El Cacique de Calzon de             Sonesta International
Pobre S.A.                          Hotels Limited

By:  /S/                            By:  /S/
     -----------------------             ----------------------
     Its duly authorized:                Its duly authorized:

                            GUARANTORS

Sonesta International Hotels Corporation ("Sonesta Guarantor")

                      By:  /S/
                           ------------------------
                            Its duly authorized:

Extency Internacional S.A. ("El Cacique Guarantor") executes this Agreement as an El Cacique Guarantor and in order to acknowledge that certain obligations of and undertakings by El Cacique described herein are contingent on its performance and cooperation and it hereby agrees to perform and/or cooperate with El Cacique and Sonesta in order to assure that such obligations and undertakings are performed as contemplated.

                      Extency Internacional S.A.

                      By:  /S/
                           ------------------------
                            Its duly authorized:


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